UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2007
CBIZ, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25890 (Commission File Number)	22-2769024 (IRS Employer Identification No.)

6050 Oak Tree Boulevard, South, Suite 500 Cleveland, Ohio (Address of principal executive offices)	44131 (Zip Code)
216-447-9000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Appointment of Principal Officers
Effective May 14, 2007, Mr. David J. Sibits was appointed Senior Vice President of CBIZ, Inc. and President of the CBIZ Financial Services practice group. Mr. Sibits is the successor to Len Miller, who has undertaken the new position of Senior Vice President of Corporate Development for the CBIZ Financial Services practice group, effective May 14, 2007. Mr Sibits will serve in this officer capacity for an indefinite period at the discretion of the Company. In this position, Mr. Sibits becomes a member of the Senior Management Group identified in the CBIZ 2007 Proxy Statement, and will receive compensation consistent with Executive Compensation Components identified in that document, including a base pay of $425,000, a bonus opportunity defined by the CBIZ Annual Executive Incentive Plan, an option grant of 20,000 shares, a restricted stock grant of 12,000 shares, and eligibility to participate in the other compensation plans and programs of the Company.
Mr. Sibits has no family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or officer. Mr. Sibits is not a party to any transaction with a related person, promoter or control person.
From October 2005 until joining CBIZ, Mr. Sibits was the executive managing director of the Ohio Region for RSM McGladrey. He was the executive managing director of the TBS (American Express Tax and Business Services) Eastern Region from mid-2003 through October 2005, and of the Ohio Region of TBS from 2000 through mid-2003. He also previously served as the managing member of the Hausser + Taylor, LLC CPA firm.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1 Press Release of CBIZ, Inc. dated May 14, 2007, announcing the appointment of David J. Sibits.
SIGNATURES:
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 16, 2007
CBIZ, Inc.
By: /s/ Michael W. Gleespen
Name: Michael W. Gleespen
Title: Corporate Secretary and General Counsel